LOAN AGREEMENT


                                     dated as of

                                    June _, 1995



                                       Between


                                   DELCHAMPS, INC.


                                         and


                          HIBERNIA NATIONAL BANK, AS AGENT
                           FOR ITSELF AND OTHER BANKS WHO
                          ARE OR MAY BECOME A PARTY HERETO


                                   LOAN AGREEMENT



               THIS LOAN AGREEMENT dated ____________ 1995, is made and entered into by and among DELCHAMPS, INC., an Alabama corporation (the "Debtor"); Hibernia National Bank, AmSouth Bank of Alabama, First Alabama Bank (each an "Original Bank"' and collectively the "Original Banks"), and each of the banks which may from time to time become a party hereto (individually, a "Bank" and collectively the "Banks"), and HIBERNIA NATIONAL BANK ("Hibernia"), a national banking association, as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent").

               The parties hereto agree as follows:


                                      ARTICLE I

                          DEFINITIONS AND ACCOUNTING TERMS

                Section 1.1. Defined Terms. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

                "Absolute Rate" shall have the meaning given it in Section
                2.2.4 (d) (2) (C) hereof.

                "Accounts" shall mean all accounts of such Person, including but not limited to all indebtedness presently existing or hereafter owing to such Person in connection with such Person's business, profession, occupation or undertaking, whether or not earned by performance, including but not limited to all rights to payment for goods sold or for services rendered which are not evidenced by an instrument or chattel paper, together with all proceeds thereof.

                "Agreement" shall mean this Loan Agreement, as the same may from time to time be amended, modified or supplemented and in effect.

                "Agent" shall mean Hibernia National Bank, a national banking association.

                "Applicable Margin" shall mean the percentage set forth on
                Schedule 1 attached hereto.

          "Banks" shall mean each of the banks which is or may hereafter become a party to this Agreement.

          "Base Rate" shall mean the base rate on corporate loans, adjusted daily, as reported by the Wall Street Journal, or if the Wall Street Journal discontinues its publication of said base rate of interest, then the rate of interest established from time to time by the Board of Directors of Citibank, N.A., New York, New York, as its "prime" or "base" lending rate, whether or not that rate is published, such rate to be adjusted automatically on and as of the effective date of any change in such Base Rate. The Base Rate is not necessarily the lowest rate charged by Bank or by Citibank, N.A.

          "Base Rate Loan" shall mean the portion of the Revolving Loans bearing interest calculated on the basis of the Base Rate.

          "Business Day" means a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Louisiana or a day on which national banks are authorized to be closed in New Orleans, Louisiana, and, if such day relates to a Conversion to, or Continuation of, the LIBOR Rate, also a day on which dealings in Dollar deposits are carried out in the interbank market selected by Agent for purposes of setting the LIBOR Rate.

          "Cash Available for Fixed Charges" shall mean the sum of (i) Net Income, (ii) income taxes, (iii) interest expense, (iv) depreciation and amortization, (v) operating lease expense and
          (vi) any expenses that do not require the payment of cash, less non-cash gains.

          "Closing Date" shall mean the date hereof.

          "Collateral" shall mean any interest in any kind of property or assets pledged, mortgaged or otherwise subject to an Encumbrance in favor of Agent, for the benefit of Banks, pursuant to the Collateral Documents.

          "Collateral Documents" shall collectively refer to the Security Agreements, the Guaranty, and any and all other documents in which an Encumbrance is created on any property of Debtor or of any third person to secure payment of the Indebtedness of Debtor or any part thereof.

          "Commitment" means the agreement by each Bank to make Revolving Loans in accordance with the provisions of Article II hereof in an aggregate principal amount at any one time outstanding not to exceed said Bank's Pro Rata Share of the Commitment Amount and the term "Commitments" means the aggregate amount of Commitments of all Banks.

          "Commitment Amount" means the principal amount of $75,000,000.00.

          "Competitive Bid Loan" shall mean the portion of the Revolving Loans made pursuant to the provisions of Section 2.2.4 hereof.

          "Competitive Bid Notes" shall mean, collectively, the promissory notes made by Debtor, evidencing the Competitive Bid Loans, in the form of Exhibit "A-211 hereto, each in the principal amount of $75,000,000, together with any and all extensions, renewals, modifications and substitutions therefor.

          "Competitive Bid Rate" means the interest rate applicable to each Competitive Bid Loan outstanding.

          "Continue", "Continuation" and "Continued" shall mean the continuation pursuant to Section 2.2.2 hereof of the LIBOR Rate accruing on the Revolving Notes from one Interest Period to the next Interest Period.

          "Contract Rate" shall mean, at any time, the rate of interest then borne by the Notes after giving effect to any fluctuations in the Base Rate or Libor Rate, but without giving any effect to the application of any default rate of interest imposed by Agent or Banks under the terms of the Notes. The Contract Rate shall be as follows:

          a) With respect to Base Rate Loans, the Base Rate from time to time in effect.

          b) With respect to LIBOR Rate Loans, the Applicable Margin plus the Libor Rate from time to time in effect.

          c) With respect to each Competitive Bid Loan, the applicable Competitive Bid Rate.

          "Convert", "Conversion" and "Converted" shall mean a conversion pursuant to Section 2.2.2 hereof of the interest rate then accruing on any Revolving Note to the LIBOR Rate or to the Base Rate.

          "Current Maturities of Long-Term Debt and Capital Leases" shall mean principal payments an Debt for borrowed money and rental payments on capitalized leases, in each case becoming due within twelve (12) months after the last day of the quarter for which the determination is made.

          "Debt" shall mean any and all amounts and/or liabilities owing from time to time by Debtor to any Person, including the Banks, direct or indirect, liquidated or contingent, now existing or hereafter arising, including without limitation (i) indebtedness for borrowed money; (ii) unfunded portions of commitments for money to be borrowed; (iii) the amounts of all standby and commercial letters of credit and bankers acceptances, matured or unmatured, issued on behalf of Debtor; (iv) guaranties of the obligations of any other Person not previously included in the calculation of Debt hereunder, whether direct or indirect, whether by agreement to purchase the indebtedness of any other Person or by agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise; (v) the present value of all obligations for the payment of rent or hire of property of any kind (real or personal) under leases or lease agreements required to be capitalized under GAAP, and (vi) trade payables and operating leases incurred in the ordinary course of business or otherwise.

          "Debtor" shall mean Delchamps, Inc.

          "Default" shall mean an event which with the giving of notice or the lapse of time (or both) would constitute an Event of Default hereunder.

          "Dollars" and "$'' shall mean lawful money of the United States of America.

          "Encumbrances" shall mean individually, collectively and interchangeably any and all presently existing and/or future mortgages, liens, privileges, servitudes, rights of-way and other contractual and/or statutory security interests and rights of every nature and kind that, now and/or in the future may affect the property of Debtor or Guarantor or any part or parts thereof.

           "Environmental Claim" means any third party (including governmental authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings at common law or under the Occupational Safety & Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land or the clean-up of such pollution or contamination; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) the manufacture, processing, distribution in commerce or use of Hazardous Substances. An "Environmental Claim" includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of an applicable permit, license or regulation as alleged by any governmental authority.

           "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. ("CERCIA"), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C.
           Section 1801, et seq., the Resource Conservation and Recovery Act, 49 U.S.C. Section 6901, et seq., the Louisiana Environmental Affairs Act, La. R.S. 30:2001 et seq., or other applicable Governmental Requirements or regulations adopted pursuant to any of the foregoing.

           "Environmental Liabilities" includes all liabilities arising from any Environmental Claim, Environmental Permit or Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to property or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit, including reasonable attorney's fees and court costs.

          "Environmental Permit" shall mean any permit, license, approval or other authorization under any applicable Environmental Law relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances or toxic materials or waste into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or Hazardous Substances.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

           "Eurocurrency Liabilities" shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

           ViEurodollar Rate Reserve Percentage of each Bank for any Interest Period means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for member banks of the Federal Reserve System with deposits exceeding $1,000,000,000 with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

           "Event of Default" shall mean individually, collectively and interchangeably any of the Events of Default set forth below in
           Section 8.1 hereof.

           "Fixed Charge Coverage Ratio" shall mean, as of any day, the ratio of Cash Available for Fixed Charges to Fixed Charges.

           "Fixed Charges" shall mean the sum of (i) operating lease expenses payable during such period, (ii) interest expense for such period and (iii) Current Maturities of Long-Term Debt and Capital Leases for such period.

          "GAAP" shall mean, at any time, accounting principles generally accepted in the United States as then in effect.

          "General Intangibles" shall mean (i) all general intangibles, including any intangible personal property other than goods, accounts, chattel paper, documents,, instruments and money, and including all contractual rights and obligations or indebtedness owed to Debtor (other than accounts) from whatever source arising, but specifically excluding ___________; (ii) all things and actions, rights represented by judgements and claims arising out of tort and other claims related to the Collateral, including the right to assert and otherwise be the proper party of interest to commence and prosecute actions.

          "Governmental Requirement" shall mean any applicable state, federal or local law, statute, ordinance, code, rule, regulation, order or decree.

          "Guaranty" shall refer to that certain Continuing Guaranty dated of even date herewith executed by Guarantor as security for the Indebtedness of the Debtor.

          "Guarantor" shall mean Supermarket Cigarette Sales, Inc.

          "Hazardous Substance" shall mean any hazardous waste or substance as those terms are defined in the Environmental Laws.

          "Indebtedness" shall mean, at any time, the indebtedness of Debtor evidenced by the Notes executed by Debtor pursuant to this Agreement, in principal, interest, costs, expenses and reasonable attorneys' fees and all other fees and charges, commitment fees and other indebtedness and costs and expenses for which Debtor is responsible under this Agreement or under any of the Related Documents.

          "Inventory" shall mean all inventory of Debtor, whether now owned or hereafter acquired by Debtor, wherever located, including goods held for sale or lease or to be furnished under contracts of service and all raw materials, work in process or materials used or consumed in a business.

          "Interest Period" shall mean:   (a) with respect to a LIBOR Rate
          Loan, each period commencing on the date the Revolving Loan is made (if the LIBOR Rate is initially selected by Debtor) or the date the interest rate is Converted by Debtor from the Base Rate or the day following the last day of the immediately preceding Interest Period for which the LIBOR Rate is applicable and is continued and ending on the numerically corresponding day in the first, third, or sixth calendar month thereafter, as Debtor may select as provided in Section 2.2.2 hereof, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and (b) with respect to a Competitive Bid Loan, each period commencing on the date a Competitive Bid Rate Loan is made and ending on the date Debtor selects as provided in Section
          2.2.4 hereof, provided that in no event shall said date be greater than thirty (30) days after the date the Competitive Bid
          Loan was made.  Notwithstanding the foregoing:   (i) if any
          Interest Period would otherwise commence before and end after the Maturity Date, such Interest Period shall end on the Maturity Date; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, unless such next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

          "LIBOR Event" shall have the meaning specified in Section 2.2.3(b)(2) hereof.

          "LIBOR Rate" shall mean with respect to the applicable Interest Period in effect, the average of interbank offered rates for Dollar deposits in the London market, as reported in the Wall Street Journal, or, if the Wall Street Journal discontinues its publication of said average of interbank offered rates, the per annum rate of interest equal to the annual rate of interest (rounded upward to the nearest whole multiple of 1/100 of 1%, if such average is not such a multiple) determined by Agent, at or before 11:00 a.m. New Orleans, Louisiana Time on the first day of such Interest Period, to be the annual rate of interest at which deposits of Dollars are offered by prime banks in whatever London interbank market may be selected by Agent in its sole discretion, acting in good faith, at the time of determination and in accordance with the then existing practice in such market for delivery on the first day of such Interest Period in immediately available funds and having a maturity equal to such Interest Period in an amount equal (or as nearly equal as may be) to the applicable LIBOR Rate Loan.

          "LIBOR Rate Loan" shall mean the portion of the Revolving Loans bearing interest calculated on the basis of the LIBOR Rate.

          "Loan Documents" shall mean this Agreement, the Notes, the Collateral Documents and any other Related Documents.

          "Majority Banks" shall mean Banks whose combined Pro Rata Share is greater than or equal to sixty-six and two-thirds percent (66 2/3%) of the aggregate amount of Commitments.

          "Material Adverse Change" shall mean, with respect to any Person, an event which causes a material adverse effect on the business, assets, operations or condition (financial or otherwise) of such Person, or which otherwise changes in a materially adverse way any other facts, circumstances or conditions which Bank has relied upon or utilized in making its Commitments hereunder.

          "Maturity Date" shall mean _________, 1998.

          "Net Income" shall mean, for any period, the amount of net income (or net deficit) of Debtor or its Subsidiaries for such period, determined in accordance with GAAP consistently applied.

          "Net Worth" shall mean, for the Debtor and its Subsidiaries, as of any date of determination thereof, the sum of the following determined (without duplication) in accordance with GAAP: (a) the amount of capital stock, plus (b) additional paid-in-capital, plus (c) the amount of surplus and retained earnings (or in the case of a surplus or retained earnings deficit, minus the amount of such deficit).

          "Notes" shall mean, collectively, the Revolving Notes and the Competitive Bid Notes.

          "Permitted Encumbrances" shall have the meaning ascribed to such term in Section 7.4 hereof.

          "Person" shall mean an individual or a corporation, partnership, trust, joint venture, incorporated or unincorporated association, joint stock company, government, or an agency or political subdivision thereof, or other entity of any kind.

          "Post Default Rate" shall mean two percent (2%) in excess of the then highest Contract Rate then in effect applicable to any of the Revolving Loans.

          "Principal office" shall mean the principal office of Agent, presently located at 313 Carondelet Street, New Orleans, Louisiana 70130.

          "Pro Rata Share" means with respect to each Bank, the percentage obtained by dividing (x) the Commitment of that Bank by (y) the aggregate Commitments of all Banks, as such percentage may be adjusted by assignments permitted pursuant to Subsection 10.8. The initial Pro Rata Share of each Bank is set forth opposite the name of that Bank in Schedule 2 annexed hereto.

          "Related Documents" shall mean and include individually, collectively, interchangeably and without limitation all promissory notes, credit agreements, loan agreements, guaranties, security agreements, mortgages, collateral mortgages, deeds of trust, and all other instruments and documents, whether now or hereafter existing, executed in connection with the Indebtedness.

          "Revolving Loans" shall mean loans made by the Banks under the Notes to Debtor in accordance with and subject to the terms of the Agreement.

          "Revolving Notes" shall mean, collectively, the promissory notes made by Debtor, evidencing the Revolving Loans other than Competitive Bid Loans, in the form of Exhibit "A-1" hereto, together with any and all extensions, renewals, modifications and substitutions therefor.

          "Security Agreement" shall mean (i) that certain Commercial Security Agreement by Debtor in favor of Agent, for the benefit of Banks, affecting Debtor's Accounts, General Intangibles and Inventory, and (ii) the UCC-1 financing statement, and all related documents required by the Banks in connection with the foregoing Security Agreements, and as the same may be amended or modified from time to time.

               "Subsidiaries" shall mean at any date with respect to any Person all the corporations of which such Person at such date, directly or indirectly, owns 50% or more of the outstanding capital stock, and "Subsidiary" means any one of the Subsidiaries.

               "Termination Date" shall mean the earlier to occur of (i) June ________, 1998, or (ii) the date of termination of the Commitment pursuant to Article VII hereof.

               "Total Capitalization" shall mean the sum of Debt and Net
               Worth.

               "UCC" shall mean the Uniform Commercial Code, Commercial Laws-Secured Transactions (La. R.S. 10-9-101 et seq.) in the State of Louisiana, as amended from time to time, provided that if by reason of mandatory provisions of law, the perfection or effect of perfection or nonperfection of the the Bank's Encumbrances against the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Louisiana "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction.

                Section 1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.


                                     ARTICLE II

                                   REVOLVING LOANS



               Section 2.1. Revolving Loan Commitments. Subject to the terms and conditions of this Agreement, each Bank agrees to make Revolving Loans to each Debtor from time to time during the period from the date hereof to and including the Termination Date; provided, however, that (1) no such Revolving Loan shall exceed an amount which, when added to the aggregate principal amount of all Revolving Loans (other than Competitive Bid Loans) made by such Bank to Debtor at such time outstanding, exceeds said Banks' Pro Rata Share of the Commitment Amount and (2) the aggregate principal amount of all Revolving Loans outstanding (including Competitive Bid Loans) shall not exceed the Commitment Amount. Within the limits set forth herein, Debtor may borrow from Bank hereunder, repay any and all such Revolving Loans as hereinafter provided and reborrow hereunder. Debtor's obligation to repay the Revolving Loans made by each Bank (other than the Competitive Bid Loans) shall be evidenced by a promissory note of Debtor (said promissory notes herein collectively referred to as the "Revolving Notes") payable to the order of said Bank, in the principal sum of said Bank's Pro Rata Share of the Commitments, in substantially the form attached hereto as Exhibit A-1. Debtor's obligation to repay the Competitive Bid Loans made by each Bank shall be evidenced by a promissory note of Debtor (said promissory notes herein collectively referred to as the "Competitive Bid Notes") payable to the order of said Bank, in the principal sum of $75,000,000, in substantially the form attached hereto as Exhibit "A-2" (the Revolving Notes and the Competitive Bid Notes are hereinafter collectively referred to as the "Notes"). Interest on each of the Revolving Notes shall be payable on the first day of each calendar quarter commencing July 1, 1995 and on the Termination Date. Interest on LIBOR Rate loans shall also be payable at the end of each applicable Interest Period. Simple interest under the Notes will be assessed utilizing a 360-day daily interest factor over the number of days in the actual calendar year (365 days or 366 days in a leap year).

                Section 2.2.   Interest.

                Section 2.2.1. Interest Rate. Debtor will pay when due to Agent, for the benefit of Banks, or directly to the applicable Bank in the case of Competitive Bid Loans, interest on the unpaid principal amount of the Revolving Loans for the period from and including the date hereof to the date the Revolving Loans shall be paid in full, at the following rates per annum:

               (a) during each period a portion of the Revolving Loans is subject to a Base Rate election by Debtor, at the Base Rate from time to time in effect computed on the outstanding balance of such portion;

                (b) during each period a portion of the Revolving Loans is subject to a LIBOR Rate election by Debtor, the LIBOR Rate for such Interest Period plus the Applicable Margin computed on the outstanding balance of such portion; and

                (c) during each period a portion of the Revolving Loans is subject to a Competitive Bid Rate, the applicable Competitive Bid Rate for said Revolving Loan.

           Notwithstanding the foregoing, Debtor will pay to Agent, for the benefit of Banks, interest at the applicable Post-Default Rate on any principal of the Revolving Loans, or on any other amount payable by Debtor hereunder to Agent, for the benefit of Banks, or to Banks which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period from and including the due date thereof to the date the same is paid in full, which interest shall be due and payable on demand.

               Section 2.2.2.   Interest Elections.

               (a) on the Closing Date Debtor shall provide Agent with a written notice specifying the Base Rate or the LIBOR Rate as the applicable interest rate to accrue under portions of the Revolving Loans, for sums of not less than $1,000,000.00, or in increments of at least $250,000 in excess thereof. In the event Agent chooses the LIBOR Rate, it shall also designate the applicable Interest Period of one, three, or six months. If the Base Rate is chosen at any time prior to the Maturity Date, the Base Rate Loan shall accrue interest thereafter at the Base Rate until such time that Debtor notifies Agent in writing of its election to Convert the applicable interest rate. If for any reason Debtor fails to select an interest rate for all or any portion of the Revolving Loans or fails to continue the LIBOR Rate beyond the Interest Period selected, such portion or portions shall bear interest at the Base Rate from time to time in effect.

               (b) From time to time, Debtor shall have the right to Convert to the LIBOR Rate, provided (i) Debtor may not select an Interest Period having a maturity as of the date of Conversion later than the Maturity Date, and (ii) the LIBOR Rate shall remain in effect, and may not be Converted, until the end of the applicable Interest Period selected.

               (c) After the Closing Date, notices by Debtor to Agent of Conversions and Continuations and of the duration of Interest Periods shall be irrevocable and binding on Debtor and shall be effective only if received by Agent not later than 11:00 a.m. (New Orleans, Louisiana Time) on the date of the relevant Conversion, Continuation or the first day of such Interest Period. Each such Notice of Conversion or Continuation shall specify (a) the Dollar amount of the portion of the Revolving Loans (which shall be not less than $1,000,000.00 or increments of at least in $250,000.00 in excess thereof) to be Converted or Continued; (b) whether the applicable interest rate on such portion of the Revolving Loans is to be Converted or Continued at the Base Rate or the LIBOR Rate; (c) the effective date of Conversion or Continuation (which shall be a Business Day); and
          (d) the Interest Period, if the LIBOR Rate is chosen. In the event that Debtor fails to properly or timely Convert or Continue, the Revolving Loan will be automatically Converted to the Base Rate at the end of the then current Interest Period (if LIBOR Rate is in effect).

               Section 2.2.3.   LIBOR Rate Loan Provisions.

               (a) Additional Interest at LIBOR Rate. Debtor shall pay to each Bank, so long as said Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of the LIBOR Rate Loans made by said Bank, which shall be determined based on reserves actually maintained by Bank pursuant to the requirements imposed by Regulation D of such Board of Governors with respect to "Eurocurrency Liabilities," from the effective date of the LIBOR Rate Loans as long as the LIBOR Rate is in effect, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBOR Rate for the Interest Period in effect from (ii) the rate obtained by dividing such LIBOR Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of said Bank for such Interest Period, payable promptly, and in any event within 10 Business Days after Debtor receives notice of such additional interest from Bank as provided below. Such additional interest payable to each Bank shall be determined by each Bank after the end of each Interest Period and Bank shall notify Debtor (with a copy to Agent) of such additional amount (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).

                (b)  LIBOR Rate Loan; Increased Costs; Etc.

                     (1) Notice Re Suspension of LIBOR Rate.  Anything in
                         this Agreement to the contrary notwithstanding, if any Bank shall notify Debtor (with a copy to Agent, who shall thereafter provide a copy to the other Banks) that the introduction of, or any change in the interpretation of, any law or regulation makes it unlawful, or that any governmental authority asserts that it is unlawful for said Bank to perform its obligations hereunder to fund or maintain the LIBOR Rate Loans (whether or not such assertion carries the force of law), the obligation of said Bank to Continue or Convert to the LIBOR Rate shall be suspended as to said Bank's Pro Rata Share of the Revolving Loans until said Bank shall notify Debtor that the circumstances causing such suspension no longer exist, and said Banks' Pro Rata Share of Revolving Loans shall thereafter bear interest at the Base Rate. Further, if any Bank shall notify Debtor (with a copy to Agent who shall thereafter provide a copy to the other Banks) that the LIBOR Rate will not adequately reflect the cost to said Bank of maintaining the LIBOR Rate Loan, the right of Debtor to select, to Continue or to Convert to the LIBOR Rate shall be suspended as to said Bank's Pro Rata Share of the Revolving Loans until said Bank shall notify Debtor that the circumstances causing such suspension no longer exists.

          (2) Change of Law. If at any time any Bank determines in good faith (which determination shall be conclusive absent manifest error and shall be made only after consultation with Agent) that any change in any applicable law, rule or regulation, or in the interpretation, application or administration thereof, makes it unlawful, or any governmental authority asserts that it is unlawful, for said Bank to fund or maintain the LIBOR Rate Loans (any of the foregoing determinations being a "LIBOR Event"), then, the obligation of said Bank hereunder to fund or maintain the LIBOR Rate Loan shall be suspended as long as such LIBOR Event shall continue. Upon the occurrence of any LIBOR Event, and at any time thereafter so long as such LIBOR Event shall continue, said Bank may exercise its aforesaid option by giving written notice thereof to Debtor and Agent (who shall provide notice to the other Banks), and the applicable portions of the Revolving Loans shall thereafter bear interest at the Base Rate.

          (3)  Increased Costs.

               (A) If, due to either (i) the introduction of, or any change in or in the interpretation of, any law or regulation, or (ii) the compliance with any guideline or request from any governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to fund or maintain its Pro Rata Share of the LIBOR Rate Loan, then Debtor shall from time to time, upon demand by said Bank, pay said Bank such additional amounts sufficient to compensate said Bank for such increased cost or Convert said Bank's Pro Rata Share of the LIBOR Rate Loan to a Base Rate Loan. In the event such an election to Convert is made during an Interest Period, Debtor shall remain responsible for any funding losses. Any request for payment under this Section

                   2.2.4 (b) will be submitted to Debtor by said Bank identifying with reasonable specificity the basis for and the amount of such interest cost, which information shall be conclusive and binding for all purposes, absent manifest error. Copies of said requests shall be delivered to Agent who shall thereafter provide copies to the other Banks.

              (B)   Any Bank claiming any additional amounts pursuant to
                   this Section 2.2.3 (b) shall use its best efforts (consistent with its internal policies and legal and regulatory restrictions) to avoid or minimize any additional amounts that otherwise would be payable pursuant to this
                   Section 2.2.3 (b); provided that no change or action shall be required to be made or taken if, in the reasonable judgment of said Bank, such change would be disadvantageous to said Bank. Any obligation of said Bank hereunder to fund or continue the LIBOR Rate applicable portion of its Pro Rata Share of the Revolving Loans shall be suspended as long as the events giving rise to such increased costs shall continue, and the applicable portion of its Pro Rata Share of the Revolving Loans shall thereafter bear interest at the Base Rate.

              (4) Funding Losses. (1) Debtor will indemnify each Bank against, and reimburse each Bank on demand for, any loss, cost or expense incurred or sustained by said Bank (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by said Bank to fund or maintain the LIBOR Rate Loan) as a result of any payment, prepayment or Conversion (whether authorized or required hereunder or otherwise) of all or a portion of the LIBOR Rate Loan on a day other than the last day of an Interest Period. (2) Any Bank demanding payment under this section 2.2.3 (b) shall deliver to Debtor a statement reasonably setting forth the amount and manner of determining such loss, cost or expense, which statement shall be conclusive and binding for all purposes, absent manifest error. Debtor shall provide copies of said statements to Agent who shall send copies of said statements to the other Banks.

               Section 2.2.4 Competitive Bid Loans.

               (a) At any time prior to the Termination Date during which the conditions set forth in this Section 2.2.4 are satisfied, the Debtor may, as set forth in this Section 2.2.4, request the Banks to make offers to make Competitive Bid Loans to the Debtor in Dollars. The Banks may, but shall have no obligation to, make such offers and the Debtor may, but shall have no obligation to, accept any such offers in the manner set forth in this Section
          2.2.4. There may be no more than six (6) different Interest Periods for Base Rate Loans, LIBOR Rate Loans and Competitive Bid Loans outstanding at the same time (for which purpose the Interest Period for each LIBOR Rate Loan and each Competitive Bid Loan shall be deemed to be different Interest Periods even if they are co-terminus). The aggregate principal amount of all Competitive Bid Loans, together with the sum of all other outstanding Indebtedness, shall not exceed the Commitment Amount at any time.

               (b) Competitive Bid Loans shall only be available to the Debtor under this Section 2.2.4 commencing on the earlier of (i) the date one year after the Closing Date, or (ii) the date on which the Commitment of each of the Banks listed on Schedule 2 has been reduced to $15,000,000 or less, as a result of assignments made pursuant to Section 10.8 hereof.

               (c) When the Debtor wishes to request offers to make Competitive Bid Loans, it shall give the Agent (which shall promptly notify the Banks) a request (a "Competitive Bid Quote Request") to be delivered no later than 11:00 a.m. New Orleans, Louisiana time on the Business Day next preceding the date of borrowing proposed therein (or such other time and date as the Debtor and the Agent, with the consent of the Majority Banks may agree). The Debtor may request offers to make Competitive Bid Loans for up to two (2) different Interest Periods in a single request; provided that the request for each separate Interest Period shall be deemed to be a separate Competitive Bid Quote Request for a separate borrowing (a "Competitive Bid Borrowing") and there shall not be outstanding at any one time more than four
          (4) Competitive Bid Borrowings. Each such Competitive Bid Quote Request shall be substantially in the form of Exhibit B attached hereto and incorporated herein by reference and shall specify as to each Competitive Bid Borrowing:

                     (1) the proposed day of such borrowing, which shall be
                         a Business Day;

                     (2) the aggregate amount of such Competitive Bid
                         Borrowing, which shall be at least $1,000,000 (or in increments of $250,000 in excess thereof) but shall not cause the limits specified in Section
                         2.2.4 (a) hereof t o be violated;

                    (3) the duration of the Interest Period applicable thereto which shall not exceed thirty (30,) days; and

                    (4) the date on which the Competitive Bid Quotes are to be submitted if it is before the proposed date of borrowing (the date on which such Competitive Bid Quotes are to be submitted is called the "Quotation Date").

          Except as otherwise provided in this Section 2.2.4 (c), no Competitive Bid Quote Request shall be given within five (5) Business Days (or such other number of days as the Debtor and the Agent, with the consent of the Majority Banks, may agree) of any other Competitive Bid Quote Request.

               (d) (1)Each Bank may submit one or more Competitive Bid Quotes, each containing an offer to make a Competitive Bid Loan in response to any Competitive Bid Quote Request provided that, if the Debtor's request under Section 2.2.4 (c) hereof specified more than one Interest Period, such Bank may make a single submission, containing one or more Competitive Bid Quotes for each such Interest Period. Each Competitive Bid Quote must be submitted to the Debtor not later than 10:00 a.m. New Orleans, Louisiana time on the Quotation Date (or such other time and date as the Debtor and the Agent, with the consent of the Majority Banks, may agree).

                     (2) Each Competitive Bid Quote shall be substantially
                         in the form of Exhibit C attached hereto and incorporated herein by the reference and shall specify:

                         (A) The proposed date of borrowing and the
                             Interest Period therefore;

                         (B) The principal amount of the Competitive Bid
                             Loan for which each such offer is being made, which principal amount shall be at least $1,000,000 (or in increments of $250,000 in excess thereof); provided that the aggregate principal amount of all Competitive Bid Loans for which a Bank submits Competitive Bid Quotes may not exceed the principal amount of the Competitive Bid Borrowing for a
                              particular Interest Period for which offers were requested;

                         (C)  The rate of interest per annum (rounded
                              upwards, if necessary, to the nearest
                              1/10,000 of 1%) offered for each such
                              Competitive Bid Loan (the "Absolute Rate");
                              and

                         (D)  The identity of the quoting Bank.

          Unless otherwise agreed by the Agent and the Debtor, no Competitive Bid Quote shall contain qualifying, conditional or similar language or proposed terms other than or in addition to those set forth in the applicable Competitive Bid Quote Request and, in particular, no Competitive Bid Quote may be conditioned upon acceptance by the Debtor of all (or some specified minimum) of the principal amount of the Competitive Bid Loan for which such Competitive Bid Quote is being made. Any subsequent Competitive Bid Quote submitted by Bank that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Bank with respect to the same Competitive Bid Quote Request shall be disregarded by the Debtor unless such subsequent competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote.

               (e) Not later than 11:00 a.m. New Orleans, Louisiana time on the Quotation Date (or such other time and date as Debtor and the Agent, with the consent of the Majority Banks, may agree), the Debtor shall notify the Agent of its acceptance or non-acceptance of the Competitive Bid Quotes provided to it pursuant to Section 2.2.4 (d) hereof (and the failure of the Debtor to give such notice by such time shall constitute non-acceptance) and the Agent shall promptly notify each affected Bank. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Debtor may accept any competitive Bid Quote in whole or in part (provided that any competitive Bid Quote accepted in part shall be at least $1,000,000 or in increments of $250,000 in excess thereof); provided that:

                     (1) the aggregate principal amount of each Competitive
                         Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

                     (2) the aggregate principal amount of each Competitive Bid Borrowing shall be at least $1,000,000 (or in increments of $250,000 in excess thereof) but shall
                        not cause the limit specified in Section 2.2.4 (a) hereof to be violated;

                    (3) acceptance of Competitive Bid Quotes may be made
                        only in ascending order of Absolute Rates beginning with the lowest rate so offered; and

                    (4) the Debtor may not accept any Competitive Bid Quote where such Competitive Bid Quote fails to comply with Section 2.2.4 (d) (2) hereof or otherwise fails to comply with the requirements of this Agreement (including, without limitation,
                         Section 2.2.4 (a) hereof.

                If Competitive Bid Quotes are made by two or more Banks with the same Absolute Rates for a greater aggregate principal amount than the amount in respect of which Competitive Bid Quotes are accepted for the related Interest Period after the acceptance of all Competitive Bid Quotes, if any, of all lower Absolute Rates offered by any Bank for such related Interest Period, the principal amount of Competitive Bid Loans in respect of which such Competitive Bid Quotes are accepted shall be allocated by the Debtor among such Banks as nearly as possible (in amounts of at least $300,000 or in increments of at least $50,000 in excess thereof) in proportion to the aggregate principal amount of such Competitive Bid Quotes. Determinations by the Debtor of the amounts of Competitive Bid Loans and the lowest bid shall be conclusive in the absence of manifest error.

                (f) Any Bank whose offer to make any Competitive Bid Loan has been accepted shall, not later than 1:00 p.m. New Orleans, Louisiana time on the date specified for the making of such Revolving Loan, make the amount of such Revolving Loan available to Debtor in Dollars, in immediately available funds, in accordance with Debtor's instructions.

                (g) Competitive Bid Loans made by any Bank shall not reduce said Bank's obligation to lend its Pro Rata Share of the remaining unused Commitment.

                (h) All outstanding principal and interest under Competitive Bid Loans shall be due and payable on the earlier of
           i) the expiration of the applicable Interest Period or ii) the occurrence of an Event of Default hereunder (hereinafter the "Competitive Bid Loan Due Date") and shall be paid directly to the applicable Bank and not the Agent. In the event that all outstanding principal and interest on Competitive Bid Loans is not paid when due, then said amounts due shall be paid on the next Business Day by Banks making Revolving Loans in accordance with their Pro Rata Shares for the account of Debtor in an amount sufficient to repay all amounts due under the Competitive Bid Loans. In such instances, Debtor is obligated to request said Revolving Loans and Banks are obligated to fund their Pro Rata Shares of such Revolving Loans notwithstanding the existence of any Event of Default hereunder.

               (i) Competitive Bid Loans may not be repaid prior to their Competitive Bid Loan Due Date, unleas the applicable Bank consents thereto.

               Section 2.3. Manner and Notice of Borrowing Under the
          Commitment.

                              Section 2.3.1. Requests for Advances.
          Requests for advances of Revolving Loans (other than Competitive Bid Loans) shall be made by Debtor in writing, utilizing the form of Request for Advance attached hereto as Exhibit D, delivered to Agent in accordance with the provisions of Section 10.2 hereof and such requests shall be fully authorized by Debtor if made by any one of the following: __________, __________, or any one of any other persons designated by Debtor in writing to Agent. Requests for advances must be received by Agent not later than 3:00 p.m. (New Orleans, Louisiana Time) on the date that is on day prior to the proposed advance date (the "Advance Date"). Promptly after receipt of such request by Agent, Agent shall notify each Bank of the proposed borrowing. Each Bank will make the amount of its Pro Rata Share of the Revolving Loans requested available to Agent not later than 3:00 p.m. (New Orleans, Louisiana Time) on the Advance Date, in each case in same day funds in Dollars at the Agent's office located at 313 Carondelet Street, New Orleans, Louisiana, 70130. Agent shall make the proceeds of such Revolving Loans available to Debtor on the applicable Advance Date by wire transfer to Debtor's account no. 70120001 with Delchamps, Inc. Credit Union ABA No. 265176054 and the resulting therefrom shall be mailed to Debtor. Agent's copy of such ____________ indicating such deposit to the account of Debtor shall be deemed conclusive evidence of Debtor's indebtedness to the Banks in connection with such borrowings.
          The aggregate outstanding amount of principal and interest due by any Debtor at any given time under the Commitments to each Bank (other than the principal and interest due on Competitive Bid Loans) shall be and constitute the indebtedness of Debtor to said Bank under the Revolving Note made by Debtor payable to said Bank. The aggregate outstanding amount of principal and interest due by any Debtor at any given time under a Competitive Bid Loan shall be and constitute the indebtedness of Debtor to said Bank under the Competitive Bid Note made by Debtor payable to said Bank. When each advance is made by Agent to Debtor hereunder, other than advances made under Competitive Bid Loans, Debtor shall be deemed to have renewed and reissued each of its Revolving Notes for the amount of the payee Bank's Pro Rata Share of the advance received plus all amounts due by Debtor to said Bank under its Commitment immediately prior to such advance. When each advance is made by a Bank to Debtor under any Competitive Bid Loan, Debtor shall be deemed to have renewed and reissued its Competitive Bid Note to said Bank for the amount of the advance made plus all amounts remaining outstanding under Competitive Bid Loans due to said Bank prior to such advance.

               Section 2.3.2 Non-Receipt of Funds by the Agent. Unless Agent shall have been notified by a Bank or the Debtor (the "Payor") prior to the Advance Date of any Revolving Loans or the date Debtor is to make a payment to the Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the "Required Payment"), that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption, (but shall not be obligated to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, pay to the Agent the amount made available by Agent together with interest thereon, for each day commencing on the date such amount was so made available by Agent until the date such amount is paid to Agent, at the Federal Funds Rate for such period, or, if the recipient is the Debtor, at the Post Default Rate.

               Section 2.3.3. Several Obligations. The failure of any Bank to make any Revolving Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Revolving Loan on such date, but neither the Agent nor any Bank shall be responsible or liable for the failure of any other Bank to make a Revolving Loan to be made by such other Bank. Notwithstanding anything contained herein to the contrary, (a) no Bank shall be required to make or maintain Revolving Loans at any time outstanding if, as a result, the total Revolving Loans made by such Bank (excluding outstanding balances on Competitive Bid Loans) shall exceed such Bank's Pro Rata Share of the Commitment Amount and (b) if a Bank fails to make a Revolving Loan as and when required hereunder, then upon such subsequent event which would otherwise result in funds being repaid to the defaulting Bank, the amount which would have been paid to the defaulting Bank shall be divided among the non-defaulting Banks ratably according to their respective Pro Rata Shares of Revolving Loans (excluding outstanding balances on Competitive Bid Loans) until the Indebtedness (excluding outstanding balances on Competitive Bid Loans) of each Bank (including the defaulting Bank) are equal to such Bank's Pro Rata Share of the total Revolving Loan indebtedness (excluding outstanding balances on Competitive Bid Loans).

          Section 2.4. Borrowings Under the Commitments. Within the limits of the Commitment of each Bank hereunder and subject to the terms and conditions of this Agreement, each Bank shall only be obligated to lend Debtor an amount which will not cause all Revolving Loans (including Competitive Bid Loans) to Debtor to exceed $75,000,000.00. During the period of the Commitments, Debtor may use its Commitment by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions of this Agreement.

               Section 2.5.  Payment of the Revolving Notes Under the
          Commitments.

               Section 2.5.1. Payment Schedule. Interest on the unpaid principal balance of the Revolving Notes shall be payable quarterly on the first day of each calendar quarter commencing July 1, 1995, and continuing through the Termination Date, and at the end of the applicable Interest Period with respect to LIBOR Rate Loans. Outstanding principal and all accrued and unpaid interest shall be payable on the Termination Date. Debtor may prepay the Revolving Loans (other than the Competitive Bid Loans) at any time provided that said payments are in amounts of at least $1,000,000 or in increments of at least $250,000 in excess thereof. All payments by Debtor of principal, interest, fees and other obligations hereunder and under the Notes, if any, shall be made in Dollars in same day funds without defense, set-off or counterclaim, free of any restriction or condition and, with the exception of payments on Competitive Bid Loans, delivered to Agent not later than 10:00 a.m. (New Orleans, Louisiana Time) on the date due at its Principal Office for the account of Banks. Funds received by Agent after that time on such due date shall be deemed to have been paid by Debtor on the next succeeding Business Day. Debtor hereby authorizes Agent to charge its accounts with Agent in order to cause timely payment to be made to Agent of all principal, interest, fees, expenses and other amounts due hereunder (subject to sufficient funds being available in this account for that purpose). All payments of accrued interest plus principal on Competitive Bid Loans shall be made by Debtor directly to the applicable Bank and not to Agent and shall be due on the applicable Competitive Bid Loan Due Date.

                 Section 2.5.2. Apportionment of Payments.

               (a) Aggregate principal and interest payments on Revolving Loans (other than Competitive Bid Loans) shall be apportioned among all outstanding Revolving Loans (other than Competitive Bid Loans) to which such payments relate, in each case proportionately to each Bank's respective Pro Rata Share. Agent shall promptly distribute to each Bank, at its address set forth in Section 10.2 hereof or at such other address as such Bank may request in writing, its Pro Rata Share of all payments received by Agent and the commitment fees of such Bank when received by Agent pursuant to Section 2.6. Notwithstanding the foregoing provisions of this
          Section 2.5.2 if (i) pursuant to the provisions of Section 2.2.3, any notice of Conversion/Continuation is; withdrawn as to any Bank, or (ii) any Bank makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, then Agent shall give effect thereto in apportioning payments received thereafter.

               (b) If a Bank shall obtain payment of any principal of or interest on any Revolving Loans made by it under this Agreement, or on other Indebtedness then due to Bank hereunder, through the exercise of any right of set-off (including, without limitation, any right of set-off or lien granted under Section 10.5 hereof), banker's lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Bank's participations in the Revolving Loans made or other Indebtedness held by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Indebtedness (other than any Competitive Bid Loans) then due to each of them. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Debtor agrees, to the fullest extent it may effectively do so under applicable law, that any Bank so purchasing a participation in the Revolving Loans made or other Indebtedness held by other Banks may exercise all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Revolving Loans or other Indebtedness in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of the Debtor.

               Section 2.5.3. Payments on Other Than Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder, or of the commitment fees hereunder, as the case may be.

           Section 2.5.4. Notation of Principal. Each Bank agrees that before disposing of any Revolving Note held by it, or any part thereof (other than by granting participations therein), the Bank will make a notation thereon of all Revolving Loans evidenced by that Revolving Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Revolving Loan made under such Revolving Note shall not limit or otherwise effect the obligations of Debtor hereunder or under such Revolving Note with respect to any Revolving Loan or any payments of principal or interest on such Revolving Note.

                Section 2.6. Fees. The Debtor shall pay the following fees:

               Section 2.6.1. Agency Fee. Debtor shall pay Agent, for its own account, the Agency Fee on or prior to the Closing Date.

           Section 2.6.2. Fees on Unused Portion of the Commitment. Debtor shall pay Agent, on behalf of Banks, a fee equal to the percentage set forth on the schedule attached hereto as Schedule 1 of the unused portion of the Commitments, payable quarterly in arrears, commencing __________, 1995, and on the Termination Date. The unused portion the Commitments shall be determined on a daily basis by subtracting from $75,000,000.00 the amount of all Revolving Loans outstanding under all of the Commitments, and by averaging said daily amounts for the period for which the fee is to be determined.

               Section 2.7. Use of Proceeds. Debtor shall use the proceeds of the Commitments solely for working capital and its own business and commercial purposes.

               Section 2.8. Additional Cost of Revolving Loans and Credits. If any legislative authority, other governmental authority, court, central bank or any other authority to which any Bank is subject, shall at any time impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, capital adequacy or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank, or shall impose on any Bank any law, regulation, rule, directive, instruction, guideline, requirement, judgment, decision or condition of any type or kind whatsoever affecting the Loan Agreement, the Indebtedness or the obligation of said Bank to make a Revolving Loan; and the result of any of the foregoing is to increase, directly or indirectly, the cost to said Bank of making or maintaining the Revolving Loans to Debtor, or to reduce, directly or indirectly, the amount of the sum received or receivable by said Bank under this Agreement, or under the Notes, and said increased cost or reduction in the sum received or receivable is not already provided for under Section 2.2.3 hereof, then Debtor shall become obligated to said Bank, for the account of said Bank, for all such amounts as will compensate said Bank for such increased cost or reduction in revenues incurred as a result thereof. Said Bank will promptly notify Debtor of any event of which it has knowledge, occurring after the date hereof which will entitle said Bank to compensation pursuant to this Section 2.8. A certificate of said Bank claiming compensation under this Section 2.8 and setting forth the additional amount or amounts to be paid to it hereunder and the reasons therefor shall be conclusive in the absence of error, and copies of said certificate shall be furnished to Agent who shall thereafter send copies to the other Banks. Thereafter, Debtor shall pay said Bank upon demand from time to time any amounts necessary to compensate said Bank for such increased cost or reduction in revenues incurred as a result of any such events.

                Section 2.9. Termination of Commitments. The Commitments of the Banks under this Agreement shall terminate on the Termination Date or earlier as provided herein. Any termination of the Commitments may not be reinstated without the written approval of the Agent and all of the Banks.

                                     ARTICLE III

                            SECURITY FOR THE INDEBTEDNESS

               Section 3.1. Security. The Indebtedness of Debtor shall be secured by the following:

                (a) the Security Agreement executed by Debtor affecting Debtor's General Intangibles, Accounts and Inventory; and

                (b) the Guaranties by each of the Subsidiaries of Debtor.


                                     ARTICLE IV

                                CONDITIONS PRECEDENT

              Section 4.1. Conditions Precedent to Revolving Loans and Credits. The obligation of Banks to make Revolving Loans hereunder shall be subject to the satisfaction and the continued satisfaction of the following conditions precedent:

               (a) Debtor shall have executed and delivered to Agent, on behalf of Banks, this Agreement, the Collateral Documents, the Notes and all other documents required by this Agreement, all in form and substance satisfactory to Agent and in such number of counterparts as may be required by Agent;

               (b) The representations and warranties of Debtor as set forth herein, or in any Loan Document furnished to Agent or any Bank in connection herewith, shall be and remain true and correct;

               (c) Agent shall have received a favorable legal opinion of counsel to Debtor and Guarantor, in form, scope and substance satisfactory to Agent;

               (d) Agent shall have received certified resolutions of Debtor and Guarantor authorizing the execution of all documents contemplated hereby;

               (e) Agent and Banks shall have received all fees, charges and expenses which are due and payable as specified in this Agreement or any Related Document;

               (f) No Default or Event of Default shall exist or shall result from the making of a Revolving Loan;

               (g) Debtor shall have provided Agent with all financial statements, reports and certificates required by this Agreement;

               (h) Agent shall have received the financial statement of Debtor and its Subsidiaries dated as of June 3, 1995, and shall have found such statement satisfactory in its sole discretion;

               (i) Agent's counsel shall have reviewed the corporate structure and articles of incorporation, by-laws, good standing certificates and certificates of incumbency, of Debtor and its Subsidiaries, and shall be satisfied with the validity, due authorization and enforceability of all Loan Documents;

               (j) There shall have been no change to the corporate structure of Debtor and its Subsidiaries than from what has been previously represented to Banks or any Material Adverse Change;

               (k) Agent shall have received evidence acceptable to Agent and its counsel that the Encumbrances affecting the Collateral shall have a first priority position, subject only to Permitted Encumbrances;

               (1) Debtor shall have delivered to Agent i) copies of all reports obtained by, or in the possession of, Debtor regarding the presence or absence of Hazardous Substances on any of its properties, and ii) information with respect to Debtor's procedures regarding the testing for, and handling of, Hazardous Substances, all in form and substance satisfactory to Agent; and

                (m) Debtor shall have terminated its existing bid line arrangements with Hibernia National Bank, AmSouth Bank of Alabama, and First Alabama Bank.

                                      ARTICLE V

                           REPRESENTATIONS AND WARRANTIES

                Debtor represents and warrants to Agent and Banks as

                follows:



                Section 5.1. Corporate Authority. Debtor and Guarantor are corporations duly created, validly existing and in good standing under the laws of their respective states of incorporation, and are duly qualified and in good standing as foreign corporations in all other jurisdictions where the failure to qualify would have an adverse effect upon the ability of either of them to perform their obligations under this Agreement and all Related Documents. Debtor has the power to enter into this Agreement, issue the Notes, and mortgage and grant security interests in the Collateral in the manner and for the purposes contemplated by the Collateral Documents. Guarantor has the power to enter into this Agreement and to execute and deliver its Guaranty. Debtor and Guarantor each have the corporate power to perform its obligations hereunder and under the Related Documents. The making and performance by Debtor of the Loan Documents, and the making and performance by Guarantor of its Guaranty and any other Loan Documents to which it may be a party, have all been duly authorized by all necessary corporate action (including all necessary shareholder action), and do not and will not violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to Debtor or Guarantor or the articles of incorporation of Debtor or of Guarantor. The making and performance by Debtor and the Guarantor of the loan Documents to which they are a party do not and will not result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement or instrument to which Debtor or Guarantor is a party or by which either of them may be bound or affected, or result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than as contemplated by the Loan Documents) upon or with respect to any of the properties now owned or hereafter acquired by Debtor or Guarantor, and neither Debtor nor Guarantor is in default under or in violation of any such order, writ, judgment, decree, determination, award, indenture, agreement or instrument. Each of the Loan Documents to which Debtor is a party constitutes legal, valid and binding obligations of Debtor, enforceable in accordance with its terms. The Guaranty constitutes a legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms.

               Section 5.2. Financial Statements. The consolidated balance sheet of Debtor and its Subsidiaries at the date thereof and the related statements of income and retained earnings for the year then ended, copies of which have been delivered to Agent, are complete and correct and fairly present the financial condition of such entities as of the date or dates thereof. The financial statements were prepared in conformity with GAAP applied on a basis consistent with the preceding year. No Material Adverse Change has occurred since said dates in the financial position or in the results of operations of Debtor and its Subsidiaries in their businesses taken as a whole.

               Section 5.3. Title to Collateral. Debtor has good and marketable title to the Collateral, free and clear of all Encumbrances other than Permitted Encumbrances. The Collateral Documents constitute legal, valid and perfected first Encumbrances on the property interests covered thereby, subject only to Permitted Encumbrances.

               Section 5.4. Litigation. Other than as has been disclosed previously to Agent in writing, there are no legal actions, suits or proceedings pending or threatened against or affecting Debtor or Guarantor or any of their properties before any court or administrative agency (federal, state or local), which, if determined adversely to Debtor or Guarantor would constitute a Material Adverse Change to either of them, and there are no judgments or decrees affecting Debtor or Guarantor or their properties (including, without limitation, the Collateral) which are or may become an Encumbrance against such properties.

               Section 5.5. Approvals. No authorization, consent, approval or formal exemption of, nor any filing or registration with, any governmental body or regulatory authority (federal, state or local), and no vote, consent or approval of the shareholders of Debtor or Guarantor is or will be required in connection with the execution and delivery by Debtor and Guarantor of the Loan Documents or the performance by Debtor and Guarantor of their respective obligations hereunder and under the other Loan Documents.

               Section 5.6. Licenses. Debtor and Guarantor each possess adequate franchises, licenses and permits to own its properties and to carry on its business as presently conducted.

               Section 5.7. Adverse Agreements. Neither Debtor nor Guarantor is a party to any agreement or instrument, or subject to any charter or other restriction, materially and adversely affecting the respective business, properties, assets, or operations of either of them or their condition (financial or otherwise), and none of the Debtor nor Guarantor is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which either of them is a party, which default would constitute a Material Adverse Change to either of them.

                Section 5.8. Default or Event of Default. No Default or Event of Default hereunder has occurred or is continuing or will occur as a result of the giving effect hereto.

                section 5.9. Employee Benefit Plans. Each employee benefit plan as to which Debtor or Guarantor may have any liability complies in all material respects with all applicable requirements of law and regulations, and (i) no Reportable Event (as defined in ERISA) has occurred with respect to any such plan, (ii) Debtor and Guarantor have not withdrawn from any such plan or initiated steps to do so, and (iii) no steps have been taken to terminate any such plan.

                Section 5.10. Investment Company Act. Neither the Debtor nor the Guarantor is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                Section 5.11. Public Utility Holding Company Act. Neither the Debtor nor the Guarantor is a "holding company," or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                Section 5.12. Regulations G, T and U. Neither the Debtor nor the Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System), and none of the proceeds of the Revolving Loans will be used for the purpose of purchasing or carrying such margin stock.

                Section 5.13. Location of Debtor's Offices, Records and Inventory. The chief place of businesses of Debtor, and the offices where Debtor keeps its records concerning the Collateral, and the present locations of Inventory, are shown on
           Schedule 3 attached hereto.

              Section 5.14.  Information.   All information heretofore or
          contemporaneously herewith furnished by Debtor and Guarantor to any Bank for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all information hereafter furnished by or on behalf of Debtor and Guarantor to any Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified; and none of such information is or will be incomplete by omitting, to state any material fact necessary to make such information not misleading.

              Section 5.15.  Environmental Matters.   Except as may have
          been disclosed in writing to Banks prior to the date hereof, no properties of the Debtor or any of its Subsidiaries have ever been, and ever will be so long as this Agreement remains in effect, used for the generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substances, except in compliance with such Environmental Laws. Except as may have been disclosed in writing by Debtor or Guarantor to Banks, Debtor represents and warrants that each of Debtor and Guarantor is in compliance with all Environmental Laws affecting it and its properties, and that Debtor and its Subsidiaries and their properties, businesses and operations are not subject to any Environmental Claims or, to the best of their respective executive officers' knowledge (after making reasonable inquiry of the personnel records of their respective corporations), Environmental Liabilities in either case direct or contingent, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof which could reasonably be expected to have a Material Adverse Affect on the properties, liabilities, conditions (financial or otherwise), business or operations of the Debtor or any of its Subsidiaries. None of the officers of the Debtor or its Subsidiaries has received any notice of any violation or alleged violation of any Environmental Laws, Environmental Permit, or any Environmental Claim in connection with its properties, liabilities, condition (financial or otherwise), business or operations which could reasonably be expected to have a Material Adverse Affect on the properties, liabilities, conditions (financial or otherwise), business or operations of the Debtor or any of its subsidiaries. The Debtor does not know of any event or condition with respect to currently enacted Environmental Laws presently scheduled to become effective in the future with respect to any of its properties or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Affect on the properties, liabilities, conditions (financial or otherwise), business or operations of the Debtor or any of its Subsidiaries, for which the Debtor or the applicable Subsidiary has not made good faith provisions in its business plan and projections of financial performance.

              Section 5.16. Survival of Representations and Warranties. Debtor understands and agrees that Banks are relying upon the above representations and warranties in making the above referenced loans to Debtor. Debtor further agrees that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until such time as the Indebtedness shall be paid in full, or until this Agreement shall be terminated, whichever is the last to occur.


                                     ARTICLE VI

                                AFFIRMATIVE COVENANTS

               In addition to the covenants contained in the Collateral Documents, which covenants are hereby ratified and confirmed by Debtor, Debtor covenants and agrees as follows:

               Section 6.1.  Financial Statements.   Debtor will furnish or
          cause to be furnished to Agent:

               (a) As soon as available and in any event within one hundred twenty (120) days following the close of fiscal year of Debtor, audited, consolidated and consolidating financial statements of Debtor and its Subsidiaries consisting of a balance sheet as at the end of such fiscal year and statement of income, and statement of cash flow for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, certified by independent public accountants of recognized standing acceptable to Agent, and Debtor's Form 10K.

               (b) Within forty-five (45) days of the end of each calendar quarter a copy of Debtor's Form 10-Q filed with the Securities and Exchange Commission under the Securities Act of 1934.

               (c) Contemporaneously with the delivery of a) and b) above, a certificate signed by the chief financial officer of Debtor and Guarantor, in substantially the form attached hereto as Exhibit E, certifying that they have reviewed this Agreement and to the best of their knowledge no Default or Event of Default has occurred, or if such Default or Event of Default has occurred, specifying the nature and extent thereof, and that all financial covenants in this Agreement have been met, and providing a computation of all financial covenants contained herein,

          (d) such other necessary financial information concerning the Guarantor or Debtor as Agent may reasonably request from time to time.

              Section 6.2. Notice of Default; Litigation; ERISA Matters. Debtor will give written notice to Agent as soon as reasonably possible and in no event more than five (5) Business Days after
          (i) the occurrence of any Default or Event of Default hereunder of which it has knowledge or should have knowledge, (ii) the filing of any actions, suits or proceedings against Debtor or Guarantor in any court or before any governmental authority or tribunal of which it has knowledge or should have knowledge which could cause a Material Adverse Change with respect to Debtor or Guarantor, (iii) the occurrence of a reportable event under, or the institution of steps by Debtor or Guarantor to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which Debtor or Guarantor may have liability, or (iv) the occurrence of any other action, event or condition of any nature of which it has knowledge which may cause, or lead to, or result in, any Material Adverse Change to Debtor or Guarantor.

              Section 6.3.  Maintenance of Corporate Existence, Properties
          and Liens.   Each of the Debtor and Guarantor will  (I)  continue
          to engage in the business presently being operated by it; (ii) maintain its corporate existence and good standing in each jurisdiction in which it is required to be qualified; (iii) keep and maintain all franchises, licenses and properties necessary in the conduct of its business in good order and condition; (iv) duly observe and conform to all material requirements of any governmental authorities relative to the conduct of its business or the operation of its properties or assets; (v) maintain in favor of Agent, for the benefit of Banks, a first perfected lien and security interest in the Collateral, subject only to other Permitted Encumbrances; and
          (vi) cause the Guaranty to be maintained in full force and effect.

              Section 6.4.  Collateral Schedules and Locations.   As often
          as Agent shall reasonably require, Debtor shall deliver to Agent schedules of such Collateral, including such information as Agent may require, including without limitation names and addresses of account debtors and agings of Accounts and the location of all Inventory.

              Section 6.5. Taxes. Debtor and Guarantor shall each pay or cause to be paid when due, all taxes, local and special assessments, and governmental and other charges of every type and description, that may from time to time be imposed, assessed and levied against either of them or their properties. Debtor further agrees to furnish Bank with evidence that such taxes, assessments, and governmental and other charges due by Debtor or Guarantor have been paid in full and in a timely manner. Debtor and Guarantor may withhold any such payment or elect to contest any lien if Debtor or Guarantor is in good faith conducting an appropriate proceeding to contest the obligation to pay and so long as Agent's interests in the Collateral are not jeopardized.

               Section 6.6.  Required Insurance.   Debtor and Guarantor
          shall maintain insurance with insurance companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which each of them operates, and as shall be reasonably satisfactory to Agent. With respect to the Inventory of the Debtor, Debtor agrees to provide Agent with the types of insurance coverages required by the Security Agreement affecting such Inventory. Debtor and Guarantor agree to provide Agent with originals or certified copies of such policies of insurance. Debtor and Guarantor further agree to promptly furnish Agent with copies of all renewal notices and, if requested by Agent, with copies of receipts for paid premiums. Debtor and Guarantor shall provide Agent with originals or certified copies of all renewal or replacement policies of insurance no later than fifteen (15) days before any such existing policy or policies should expire. If Debtor's or Guarantor's insurance policies required hereunder and renewals thereof are held by another person, Debtor agrees to supply original or certified copies of the same to Agent within the time periods required above.

               Section 6.7.  Performance of Loan Documents.   Debtor and
          Guarantor shall duly and punctually pay and perform each of their respective obligations under the Notes, under this Agreement (as the same may at any time be amended or modified and in effect) and under each of the Loan Documents to which they are a party, in accordance with the terms hereof and thereof.

               Section 6.8  Environmental Matters.

               Section 6.8.1.  Compliance with Environmental Laws.   Debtor
          and Guarantor shall comply with and shall cause all of their employees, agents, invitees or sublesses to comply with all Environmental Laws with respect to the disposal of industrial refuse or waste, and/or the discharge, processing, treatment, removal, transportation, storage and handling of Hazardous Substances, and pay immediately when due the cost of removal of any such Hazardous Substances from, and keep their properties free of any lien imposed pursuant to any such laws, rules, regulations or orders.

               Section 6.8.2.  Environmental Notices.   Debtor shall give
          notice to Agent as soon as reasonably possible and in no event more than five (5) days after it receives any compliance orders, environmental citations, or other notices from any governmental entity relating to any environmental condition relating to its properties or the properties of Guarantor or elsewhere for which

          Debtor or Guarantor may have legal responsibility with a full description thereof; Debtor agrees to take any and all reasonable steps, and to perform any and all reasonable actions necessary or appropriate to promptly comply with any such citations, compliance orders or Environmental Laws requiring Debtor or Guarantor to remove, treat or dispose of such Hazardous Substances or conditions at the sole expense of Debtor or Guarantor, to provide Agent with satisfactory evidence of such compliance, and to cause Guarantor to do all of the foregoing in a similar manner; provided, however, that nothing contained herein shall preclude Debtor and Guarantor from contesting any such compliance orders or citations if such contest is made in good faith, appropriate reserves are established for the payment for the cost of compliance therewith, and Agent's security interest in any such property affected thereby (or the priority thereof) is not jeopardized.

              Section 6.8.3  Release and Indemnity.   Regardless of whether
          any Event of Default hereunder shall have occurred and be continuing, Debtor (i) releases and waives any present or future claims against Agent or any Bank for indemnity or contribution in the event Debtor or Guarantor become liable for remediation costs under any Environmental Laws, and (ii) agrees to defend, indemnify and hold harmless Agent and each Bank from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, reasonable attorneys fees and remedial costs), suits, administrative orders, agency demand letters, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future (whether before or after the termination of this Agreement) be paid, incurred, or suffered by, or asserted against Agent or such Bank by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, or release from or onto the property of either the Debtor or Guarantor of any Hazardous Substances or conditions regulated by any Environmental Laws, contamination resulting therefrom, or arising out of, or resulting from, the environmental condition of such property or the applicability of any Environmental Laws relating to Hazardous Substances (including, without limitation, CERCLA or any so called federal, state or local "super fund" or "super lien" laws, statute, ordinance, code, rule, regulation, order or decree) regardless of whether or not caused by or within the control of said Agent, Bank or Banks (the costs and/or liabilities described in (i) and (ii) above being hereinafter referred to as the "Liabilities"). The covenants and indemnities contained in this Section 6.8 shall survive termination of this Agreement.

               Section 6.9.  Further Assurances.   Debtor will, at any time
          and from time to time, execute and deliver (and cause Guarantor to execute and deliver) such further instruments and take such further action as may reasonably be requested by Agent, in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in this Agreement or the Collateral Documents.

               Section 6.10.  Financial Covenants.   Debtor and its
          Subsidiaries shall comply with the following covenants and ratios:

               (a) Debtor and its Subsidiaries shall maintain on a consolidated basis a Fixed Charge Coverage Ratio of greater than 1.00:1 for periods during 1995, 1.10:1 for periods during 1996, and 1.25:1 thereafter, calculated as of the end of each fiscal quarter over the preceding four quarter period.

               (b) Debtor and its Subsidiaries shall maintain a ratio of Debt to Total Capitalization of no greater than .75:1 calculated as of the end of each fiscal quarter.

               (c) Debtor and its Subsidiaries shall not incur capital expenditures during any fiscal year (on a non-cumulative basis) in excess of $30,000,000. For purposes hereof, "capital expenditures" shall mean expenditures for capital assets that are subject to depreciation, depletion or amortization under GAAP; capital expenditures shall be deemed to have been incurred when required to be recorded on the financial statements of the Debtor and/or its Subsidiaries in accordance with GAAP.

               Section 6.11.  Operations.   Debtor shall conduct its
          business affairs in a reasonable and prudent manner and in compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting its properties, charters, businesses and operations, including compliance with all minimum funding standards and other requirements of ERISA of 1974, and other laws applicable to any employee benefit plans which it may have, and shall cause Guarantor to do likewise.

               Section 6.12.  Change of Location.   Debtor shall, within
          ten (10) Business Days prior to any such addition or change, notify Agent in writing of any proposed additions to or changes in the location of its Inventory or businesses or the businesses of Guarantor.

               Section 6.13.  Employee Benefit Plans.   So long as this
          Agreement remains in effect, Debtor will maintain each employee benefit plan as to which it may have any liability, in compliance with all applicable requirements of law and regulations, and shall cause Guarantor to do likewise.

                                     ARTICLE VII

                                 NEGATIVE COVENANTS

               In addition to the negative covenants contained in the Collateral Documents, which covenants are hereby ratified and confirmed by Debtor, Debtor covenants and agrees as follows:

               Section 7.1. Limitations on Fundamental Changes. Debtor and Guarantor shall not change the nature of their businesses, grant credit terms to their customers on terms different than those presently granted to customers, or form any subsidiary, nor shall they enter into any transaction of merger or consolidation, or liquidate or dissolve themselves (or suffer any liquidation or dissolution).

              Section 7.2. Disposition of Assets. Debtor and Guarantor shall not convey, sell, lease, assign, transfer or otherwise dispose of, any of its property, business or assets whether now owned or hereafter acquired except i) property disposed of in the ordinary course of business, provided that, if such property is to be replaced, the net cash proceeds of each such transaction are applied to obtain a replacement item or items within 30 days of the disposition thereof; ii) the property and assets listed on Schedule 4 attached hereto; iii) property whose book value and whose sales price does not exceed $1,000,000.00; iv) property whose book value or whose sales price is greater than $1,000,000.00 but does not exceed $5,000,000.00, if notice of such disposition is provided to Agent; and v) with the consent of Agent, property whose book value or sales price exceeds $5,000,000.00.

              Section 7.3.  Restricted Payments.   Debtor and Guarantor
          shall not declare or make (or set aside reserves for payment of) any distributions to shareholders other than dividends, make any shareholder/affiliate loans make any affiliated lease payments, pay excessive shareholder compensation or enter into any similar transactions with the shareholders of Debtor, other than as set forth on Schedule 5 attached hereto.

               Section 7.4.  Encumbrances.   Debtor and Guarantor shall not
          create, incur, assume or permit to exist any Encumbrances on any of their property now owned or hereafter acquired, except for the following (hereinafter referred to as the "Permitted
          Encumbrances"):

               (a) Encumbrances for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserves as shall be required by GAAP shall have been made therefor.

               (b) Encumbrances of landlords, vendors, carriers, warehousemen, mechanics, laborers and material men arising by law in the ordinary course of business for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such Encumbrances are inferior to the security interests granted in favor of Agent, on behalf of Banks, to secure the Indebtedness of Debtor to Banks, and such reserve as shall be required by generally accepted accounting principles shall have been made therefor.

               (c) Inchoate liens arising under ERISA to secure the contingent liabilities, if any, permitted by this Agreement.

               (d) The pledge of the Collateral and any other liens in favor of Agent, on behalf of Banks, to secure the Indebtedness of the Debtor to Banks.

               (e) Liens affecting equipment securing purchase money Debt existing as of the date hereof or incurred in connection with capital expenditures permitted under Section 6.10(c) hereof.

               (f)  Filings made in connection with consignments.

               (g) Filings made in connection with Capital Lease transactions.

              Section 7.5. Debts, Guaranties and Other Obligations. Debtor and Guarantor will not incur, create, assume or in any manner become or be liable in respect of any Debt direct or contingent, except for:

               (a)  The Indebtedness to the Banks under this Agreement.

               (b) Trade payables or operating and facility leases from time to time incurred in the ordinary course of business.

               (c) Taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor.

               (d) Purchase money term Debt existing as of the date hereof or incurred in connection with capital expenditures permitted under Section 6.10(c) hereof; provided, however, that such Debt shall not exceed, with respect to Debtor and its Subsidiaries on a consolidated basis,

                    [INSERT OTHER EXCEPTIONS IF NEEDED.]

               Section 7.6.  Investments, Loans and Advances.   The Debtor
          will not make or permit to remain outstanding any loans or advances to or investments in any Person, except for:

               (a) Investments in direct obligations of the United States of America or any agency thereof.

               (b) Investments in either certificates of deposit of maturities less than one year, issued by any Bank, or if any Bank is not substantially competitive (in terms of certificate of deposit interest rate for comparable amounts) with other banks (having a credit rating acceptable to the Agent) certificates of deposit of maturities less than one year, issued by one or more of such other banks.

               (c) Investments in commercial paper of maturities less than one year with the best rating by Standard & Poors, Moody's Investors Service, Inc., or any other rating agency satisfactory to the Agent.

               (d) Routine advances to employees made in the ordinary course of business.

               Section 7.7.  Changes in Management and Control.   Debtor
          shall not change its management so that David Morrow and Timothy Kullman are no longer executive officers of Debtor. Debtor shall not cease to own 100% of the stock of Guarantor, free and clear of any Encumbrances.

               Section 7.8.   Other Agreements.   Debtor will not enter
          into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

               Section 7.9.  Transactions with Affiliates.   Debtor will
          not enter into any agreement with any of its Subsidiaries except to the extent that such agreements are commercially reasonable which provide for terms which would normally be obtainable in an arm's length transaction with an unrelated third party.

               Section 7.10.  Inventory Locations.   Debtor shall not allow
          any Inventory to be-removed from its existing locations described in Section 5.13 without the prior written consent of Agent, and in no instance shall any Inventory of the Debtor be located on any leased locations (outside the States of Louisiana or Mississippi) without first providing Agent with a subordination of the lessor's lien, on terms and conditions satisfactory to Agent, in its sole discretion.

                                    ARTICLE VIII

                                  EVENTS OF DEFAULT



               Section 8.1.  Events of Default.   The occurrence of any one
          or more of the following shall constitute an Event of Default:

               Section 8.1.1  Default under the Indebtedness.   Should
          Debtor default in the payment of principal or interest under the Indebtedness and such default shall not be cured within ten days of the occurrence thereof.

               Section 8.1.2  Default under this Agreement.   Should Debtor
          violate or fail to comply fully with any of the terms and conditions of, or default under, this Agreement, or should Guarantor violate or fail to comply fully with any of the terms and conditions of this Agreement which pertain to Guarantor and such default not be cured within 30 days of the occurrence thereof or, in the case of any default that could not be cured within a thirty-day period, should Debtor fail to commence to cure said default within 30 days or fail to proceed diligently to cure said default thereafter (provided, however, that no cure period shall be available for a default in the obligation to maintain the insurance coverage's required hereby or for a default related to violations of the financial covenants contained in Section 6.10 hereof).

               Section 8.1.3  Default Under Other Agreements.   Should any
          event of default occur or exist under any of the Related Documents or should Debtor or Guarantor violate, or fail to comply fully with, any terms and conditions of any of the Collateral Documents or Related Documents, or should Guarantor violate, or fail to comply fully with, any terms and conditions of the Guaranty or any of their respective obligations contained in the Related Documents and such default not be cured within ten days of the occurrence thereof (provided, however, that no cure period shall be available for a default in the obligation to maintain insurance coverage's required thereby).

               Section 8.1.4  Default in Favor of Third Parties.   Should
          Debtor or Guarantor default under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person related to any

          Debt in excess of $5,000,000 and fail to cure same in accordance with any applicable cure periods.

               Section 8.1.5  Insolvency.   The following occurrences, in
           addition to the failure or suspension of any Debtor or Guarantor, shall constitute an Event of Default hereunder:

                (a) Filing by Debtor or Guarantor of a voluntary petition or any answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing, or any action by Debtor or Guarantor consenting to, approving of, or acquiescing in, any such petition or proceeding; the application by Debtor or Guarantor for, or the appointment by consent or acquiescence of, a receiver or trustee of Debtor or Guarantor for all or a substantial part of the property of any such person; the making by Debtor or Guarantor of an assignment for the benefit of creditors; the inability of Debtor or Guarantor, or the admission by Debtor or Guarantor in writing of its or their inability, to pay its or their debts as they mature (the term "acquiescence" means the failure to file a petition or motion in opposition to such petition or proceeding or to vacate or discharge any order, judgment or decree providing for such appointment within sixty (60) days after the appointment of a receiver or trustee); or

                (b) Filing of an involuntary petition against Debtor or Guarantor in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing and such petition remains undismissed or unanswered for a period of sixty (60) days from such filing; or the insolvency appointment of a receiver or trustee of the Debtor or Guarantor for all or a substantial part of the property of any such Person and such appointment remains unvacated or unopposed for a period of sixty (60) days from such appointment, execution or similar process against any substantial part of the property of Debtor or Guarantor and such warrant remains unbonded or undismissed for a period of sixty
           (60) days from notice to Debtor or Guarantor of its issuance.

               Section 8.1.6  Dissolution Proceedings.   Should proceedings
           for the dissolution or appointment of a liquidator of Debtor or Guarantor be commenced.

               Section 8.1.7  False Statements.   Should any representation
           or warranty of Debtor made in connection with the Indebtedness (or by Guarantor made in the Guaranty or in any of the Loan Documents) prove to be incorrect or misleading in any material respect when made or reaffirmed.

               Section 8.1.8  Material Adverse Change.   Should a Material
          Adverse Change with respect to Debtor or Guarantor occur at any time and not be cured within ten days of the occurrence thereof.

               Section 8.1.9  Defective Collateralization.   Should this
          Agreement or any of the Related Documents cease to be in full force and effect (including failure of any Collateral Document to create a valid and perfected security interest or lien) at any time and for any reason.

               Section 8.2  Remedies.   Upon the occurrence of an Event of
          Default, Agent may (and at the direction of the Majority Banks shall) do all or any of the following: 1) without notice to Debtor, declare the Commitments terminated (whereupon the Commitments shall be terminated) and/or accelerate the Termination Date to a date as early as the date of termination of the Commitments; 2) declare the principal amount then outstanding of and the unpaid accrued interest on the Revolving Loans and all Indebtedness and all fees and all other amounts payable hereunder, under the Notes and other Loan Documents to be immediately due and payable, all without notice of any kind to Debtor, except that in the case of an Event of Default of the type described in Section 8.1.5 above, such acceleration shall be automatic and not optional; 3) proceed to realize upon the collateral under the terms of the Collateral Documents; and 4) exercise any other rights and remedies available to Agent or any of the Banks under the Loan Documents, at law or in equity. No remedy, right or power conferred upon the Agent or any Bank is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and power shall be cumulative.

               Section 8.3.  Waivers by Debtor.   Except as otherwise
          provided for in this Agreement and by applicable law, Debtor waives (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or Banks on which Debtor may in any way be liable and hereby ratify and confirm whatever Banks may do in this regard,
          (ii) all rights to notice and a hearing prior to Agent's taking possession or control of, or to Agent's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Debtor acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Collateral

          Documents, and the transactions evidenced by this Agreement and the other Collateral Documents.

                                     ARTICLE IX

                                      THE AGENT



               Section 9.1.  Appointment, Powers and Immunities.   Each
          Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent (the "Agent" as used in this Section 9 shall include reference to its officers, shareholders, directors, employees and agents) (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Bank; (b) shall not be responsible to any Bank for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or the value, validity, effectiveness, genuineness, enforceability, execution, filing, registration, collectibility, recording, perfection, existence or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or any property covered thereby or for any failure by any Person to perform any of its obligations hereunder or thereunder, and shall not have any duty to inquire into or pass on any of the foregoing matters; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Majority Bank; (d) shall not be responsible for any mistake of law or fact or any action taken or omitted to be taken hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including, without limitation, pursuant to its own negligence, except for its own gross negligence or wilful misconduct; (e) shall not be bound by or obligated to recognize any agreement among or between the Debtor and any Bank, regardless of whether the Agent has knowledge of the existence of any such agreement or the terms and provisions thereof; (f) shall not be charged with notice or knowledge of any fact or information not herein set out or provided to the Agent in accordance with the terms of this Agreement or any other Loan Documents; (g) shall not be responsible for any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator; and (h) shall not be responsible for the acts or edicts of any governmental authority. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. In any foreclosure proceeding concerning any Collateral, each holder of a Note or Indebtedness if bidding for its own account and the accounts of other Banks is prohibited from including in the amount of its bid the amount to be applied as a credit against said Indebtedness held by it or the Indebtedness held by the other Bank; instead, such holder must bid in cash only. However, in any such foreclosure proceeding the Agent may (but shall not be obligated to) submit a bid for all Banks (including itself) in a form of a credit against the Indebtedness, and the Agent or its designee may (but shall not be obligated to) accept such title to such Collateral for and on behalf of all Banks.

                Section 9.2  Reliance.   The Agent shall be entitled to
           rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for the Debtor), independent accountants and other experts selected by the Agent. The Agent shall not be required in any way to determine the identity or authority of any Person delivering or executing the same. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder, and in accordance with instructions of the Majority Banks, and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. Pursuant to instructions of the Majority Banks, the Agent shall have the authority to execute releases of the Security Documents on behalf of the Banks without the joinder of any Bank. If any order, writ, judgment or decree shall be made or entered by any court affecting the rights, duties and obligations of the Agent under this Agreement or any other Loan Document, then and in any of such events the Agent is authorized, in its sole discretion, to rely upon and comply with such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it under the terms of this Agreement, the relevant loan document or otherwise; and if the Agent complies with any such order, writ, judgment or decree, then it shall not be liable to any Bank or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, satisfied or vacated.

                Section 9.3. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal or interest on Revolving Loans) unless it has received notice from a Bank or Debtor specifying such Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a Notice of Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Agent shall (subject to Section 9.7 hereof) take such action with respect to such Notice of Default as shall be directed by the Majority Banks and within its rights under the Loan Documents and at law or in equity, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, permitted hereby with respect to such Notice of Default as it shall deem advisable in the best interest of the Banks and within its rights under the loan documents, at law or in equity.

                Section 9.4 Rights as a Bank. With respect to its Commitment and the Revolving Loans made, Hibernia National Bank, in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting in its agency capacity, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may (without having to account therefor to any Bank) accept deposits from, send money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with the Debtor (and any of its affiliates) as if it were not acting as Agent, and the Agent may accept fees and other considerations from the Debtor (in addition to the fees heretofore agreed to between the Debtor and the Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Bank.

                Section 9.5  Indemnification.   The Banks agree to
           indemnify the Agent, each (to the extent not reimbursed under Sections 2.2.4, 6.8.3 and 10.4 hereof, but without limiting the obligations of the Debtor under said Sections 2.2.4, 6.8.3 and 10.4) ratably, in accordance with the sum of the Bank's respective Commitment, for any and all expenses, obligations, losses, damages, penalties, actions, judgments, suits, expenses or disbursements of any kind and nature whatsoever, regardless of whether caused in whole or in part by negligence of Agent, which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, but without limitation, the costs and expenses which the Debtor is obligated to pay under Sections 2.2.4, 6.8.3 and 10.4 hereof, interest, penalties, attorney's fees and amounts paid in settlement, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or wilful misconduct of the Agent. The obligations of the Banks under this Section 9.5 shall survive the termination of this Agreement and the repayment of the Indebtedness.

               Section 9.6  Non-Reliance on Agent and Other Banks.   Each
          Bank agrees that it has received current financial information with respect to the Debtor and that it has, independently and without reliance on the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Debtor and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by any Person of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Debtor or any Person. Except for notices, reports and other documents and information expressly required to be furnished to the Bank by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Debtor or any other Person (or any of their affiliates) which may come into the possession of the Agent.

                Section 9.7 Failure to Act. Except for action expressly required by the Agent hereunder or under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 9.5 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

            Section 9.8 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Debtor, and the Agent may be removed at any time with cause by the Majority Banks. Upon any such resignation or removal, (i) the Majority Banks without the consent of the Debtor shall have the right to appoint a successor Agent so long as such successor Agent is also a Bank at the time of such appointment and
            (ii) the Majority Banks shall have the right to appoint a successor Agent that is not a Bank at the time of such appointment so long as the Debtor consents to such appointment (which consent shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Majority Banks and accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under any other Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

                Section 9.9 No Partnership. Neither the execution and delivery of this Agreement nor any of the other Loan Documents nor any interest the Banks, the Agent or any of them may now or hereafter have in all or any part of the Indebtedness shall create or be construed as creating a partnership, joint venture or other joint enterprise between the Banks or among the Banks and the Agent. The relationship between the Banks, on the one hand, and the Agent, on the other, is and shall be that of principals and Agent only, and nothing in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as Trustee or other fiduciary for any Bank or to impose upon the Agent any duty, responsibility or obligation other than those expressly provided for herein and therein.

                                      ARTICLE X

                                    MISCELLANEOUS



               Section 10.1. No Waiver; Modification in Writing. No failure or delay on the part of Agent or Banks in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No amendment, modification or waiver of any provision of this Agreement or of the Notes, nor consent to any departure by Debtor therefrom, shall in any event be effective unless the same shall be agreed or consented to in writing by the Majority Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, modification, waiver or consent shall, unless in writing and signed by each Bank affected thereby, do any of the following: a) increase any Commitment of the Banks or subject the Banks to any additional obligations; b) reduce the principal of, or interest on, any Revolving Loan or fee hereunder; c) postpone or extend the Maturity Date, the Termination Date or any scheduled date fixed for any payment of principal of, or interest on, any Revolving Loan, fee or other sum to be paid hereunder or waive any Event of Default; d) change the percentage of any Commitment or the aggregate unpaid principal amount of the Revolving Loan, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Agreement; e) change any provision contained in Sections 2.8, 6.8.3, 9.5 and 10.4; or f) release all or substantially all security for the Indebtedness. To the extent that the Agent requests in writing any Bank to agree or consent in writing to a proposed amendment, modification or waiver of any provision of this Agreement, Note, or any Loan Document or to consent to any departure by the Debtor therefrom, such Bank shall have fifteen (15) Business Days from the date of the Agent's giving of such request in accordance with Section 10.3 hereof to give to the Agent its approval or disapproval in writing of such proposed amendment, modification, waiver or consent. If such Bank does not give to the Agent such approval or disapproval within such fifteen (15) Business Days, then such Bank shall be deemed for all purposes to have irrevocably signed a writing approving such proposed amendment, modification, waiver or consent so that it is effective against such Bank to the extent that the Majority Banks shall have agreed or consented to it in writing. Notwithstanding anything in this Section 10.1 to the contrary, no amendment, modification, waiver or consent shall be made with respect to Article IX without the consent of the Agent to the extent it affects the Agent. No notice to or demand on Debtor in any case shall entitle Debtor to any other or further notice or demand in similar or other circumstances.

               Section 10.2. Notices. All notices and communications provided for hereunder shall be in writing and, shall be mailed, by certified mail, return receipt requested, or delivered by overnight mail or delivery service or in person, or transmitted by telecopier as set forth below unless any person named below shall notify the others in writing of another address, in which case notices and communications shall be mailed, by certified mail, return receipt requested, or delivered to such other address.

                 If to Agent:

                      Hibernia National Bank
                      313 Carondelet Street
                      New Orleans, LA 70130
                      Attention:  National Division

               Fax:   (504)


          If to Banks:


               Fax:

          If to Debtor:



               Fax:

           Except as otherwise provided in this Agreement, all such notices shall be deemed to have been duly given when (i) transmitted by telecopier, (ii) personally delivered (iii) one Business Day after deposited with an overnight mail or delivery service, postage prepaid or (iv) three Business Days after deposited in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested.

               Section 10.4. Fees and Expenses. Debtor agrees to pay all fees, costs and expenses of Agent in connection with the preparation, execution and delivery of this Agreement, and all Related Documents to be executed in connection herewith and all fees, costs and expenses of Agent and Banks in connection with subsequent modifications or amendments to any of the foregoing, including without limitation, the reasonable fees and disbursements of counsel to Agent and Banks, and to pay all costs and expenses of Agent and Banks in connection with the enforcement of this Agreement, the Notes or the other Loan Documents, including reasonable legal fees and disbursements arising in connection therewith. Debtor also agrees to pay, and to save Agent and Banks harmless from any delay in paying stamp and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement, the Notes, the other Loan Documents, or any modification thereof.

                Section 10.5. Security Interest and Right of Set-off.
           Agent and Bank shall have a continuing security interest in, as well as the right to set-off the obligations of Debtor hereunder against, all funds which Debtor may maintain on deposit with Banks (with the exception of funds deposited in Debtor's accounts in trust for third parties or funds deposited in pension accounts, IRA'S, Keogh accounts and All Saver Certificates), and Agent and Banks shall have a lien upon and a security interest in all property of Debtor in Agent's or any Bank's possession or control which shall secure the Indebtedness of Debtor. Should the right of any Bank to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Banks shall make restitution or refund to the Debtor pro rata in accordance with their Pro Rata Share. Each Bank agrees to promptly notify the Debtor and the Agent after any such set-off and application, provided that the failure to give such notice will not affect the validity of such set-off and application. The rights of the Agent and the Banks under this Section are in addition to all other rights and remedies (including without limitation, other rights of set-off) which the Agent or the Banks may have. This Section is subject to the terms and provisions of Sections 2.5.2 and 10.9 hereof.

                Section 10.6. Waiver of Marshalling. Debtor shall not at any time hereafter assert any right under any law pertaining to marshalling (whether of assets or liens) and Debtor expressly agrees that Agent may execute or foreclose upon the Collateral in such order and manner as Agent, in its sole discretion, deems appropriate.

               Section 10.7. Governing Law. This Agreement and the Notes shall be deemed to be contracts made under the laws of the State of Louisiana and for all purposes shall be construed in accordance with the laws of said State.

                Section 10.8.  Successors and Assigns.

                (a) This Agreement shall be binding upon and inure to the benefit of the Debtor, the Agent and the Banks and their respective successors and assigns; provided, however, that the Debtor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Banks, and any such assignment or transfer without such a consent shall be null and void. Each Bank may sell participations to any Person in all or any part of any Revolving Loans,, or all or any part of its Notes or Commitment, to another bank or other entity, in which event, without limiting the foregoing, the provisions of the Loan Documents shall inure to the benefit of each purchaser of a participation; provided, however, the pro rata treatment of payments, as described in
           Section 2.5.2 hereof, shall be determined as if such Bank had not sold such participation. Any Bank that sells one or more participations to any Person shall not be relieved by virtue of such participations from any of its obligations to Debtor under this Agreement relating to the Revolving Loans. In the event any Bank shall sell any participation, such Bank shall retain the sole right and responsibility to enforce the obligations of the Debtor relating to the Revolving Loans, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement, other than amendments, modifications or waivers with respect to i) any fees payable hereunder to the Banks, ii) the amount of principal or the rate of interest payable on, or the dates fixed for the scheduled payment of principal of, the Revolving Loans and iii) the release of the Liens on all or substantially all of the Collateral.

                  (b) Each Original Bank may assign to one other Bank or Person, and, if an Event of Default exists, each Bank may assign to one or more Banks or any other Person, all or a portion of its interest, rights and obligations under this Agreement; provided, however, that i) the aggregate amount of the Commitments and the Revolving Loans assigned pursuant to each such assignment shall in no event be less than $5,000,000; ii) other than in the case of an assignment to another Bank (that is, at the time of the assignment, a party hereto) or to an affiliate of such Bank, the Agent and Debtor must give prior written consent, which written consent shall not be unreasonably withheld; iii) the parties to each such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in the form of Exhibit F hereto (each an "Assigrment and Acceptance") with blanks appropriately completed, together with any Revolving Note or Revolving Notes subject to such assignment and an administrative fee of $3,000 paid by the assignee (for which the Debtor will have no liability); and (iv) each such assignment shall be of a constant, and not of a varying, percentage of all of the assigning Banks' rights and obligations (including Participations but excluding outstanding Competitive Bid Loans) under this Agreement. Upon such execution, delivery and acceptance, from and after the Effective Date specified in each Assignment and Acceptance, (a) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of the Bank hereunder and (b) the Bank hereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto). Notwithstanding anything contained in this Agreement to the contrary, any Bank may at any time assign all or any portion of its rights under this Agreement and the Notes issued to it as Collateral to a Federal Reserve Bank; provided that no such assignment shall release such Bank from any of its obligations hereunder.


               (c) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Bank assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such Bank assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Debtor or the performance or observance by the Debtor of any of its obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such assicmee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.2 hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will independently and without reliance upon the Agent, such Bank assignor and any other Bank, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all obligations set by the terms of this Agreement and the other Loan Documents as are required to be performed by it as Bank.

               (d) The entries in the records of the Agent as to each Assignment and Acceptance delivered to it and the names and addresses of the Banks and Commitments of, and principal amount of the Revolving Loans owing to, each Bank from time to time shall be conclusive, in the absence of manifest error, and the Debtor, the Agent and the Banks may treat each Person, the name of which is recorded in the books and records of Agent as the Bank hereunder for all purposes of this Agreement and the other Loan Documents.

               (e) Upon the Agent's receipt of an Assignment and Acceptance executed by an assigning Bank and the assignee thereunder, together with any Revolving Note or Notes subject to such assignment, and the written consent of Debtor and Agent to such assignment, if required, the Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled,
          (i) accept such Assignment and Acceptance, (ii) record the inf ormation contained therein in its records and (iii) give prompt notice thereof to the Debtor. Within five (5) Business Days after receipt of Notice, the Debtor, at its own expense, shall execute and deliver to the Agent, in exchange for the surrendered Revolving Note, new Revolving Notes to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained Commitments hereunder, new Revolving Notes to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder. Such new Revolving Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the respective Revolving Notes. Thereafter, such surrendered Revolving Notes shall be marked renewed and substituted and the originals thereof delivered to the Debtor (with copies, certified by the Debtor as true, correct and complete, to be retained by the Agent). Further, within five (5) Business Days after receipt of Notice, the Debtor, at its own expense, shall execute and deliver to the assignee Bank a Competitive Bid Note, in the principal amount of $75,000,000, which shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the Competitive Bid Note attached hereto as Exhibit "A-2".

               (f) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.8, disclose to the assignee or participant or proposed assignee or participant any information relating to the Debtor furnished to such Bank by or on behalf of the Debtor.

              Section 10.9 Limitation of Interest. The Debtor and Banks intend to strictly comply with all applicable federal and Louisiana laws, including applicable usury laws (or the usury laws of any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of Louisiana). Accordingly, the provisions of this Section 10.9 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term "interest" includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law,
          (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, pro rated, allocated and spread, in equal parts during the full term of the Indebtedness. In no event shall the Debtor or any other Person be obligated to pay, or any Bank have any right or privilege to reserve, receive or retain, any interest in excess of the maximum amount of non-usury interest permitted under the laws of the State of Louisiana or the applicable laws (if any) of the United States or of any other state (the "Ceiling Rate"). On each day, if any, that the interest rate (the "Stated Rate") called for under this Agreement or any other Loan Document exceeds the Ceiling Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Ceiling Rate for that day, and shall remain fixed at the Ceiling Rate for each day thereafter, until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such Ceiling Rate imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Ceiling Rate, in which case, the provisions of the immediately preceding sentence shall automatically operate to limit the interest accrual rate to the Ceiling Rate. Daily interest rates to be used in calculating interest at the Ceiling Rate shall be determined by dividing the applicable Ceiling Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document (including, without limitation, Section 8.1 hereof) which directly or indirectly relate to interest shall ever be construed without reference to this Section 10.9, or be construed to create a contract to pay for the use, forbearance or detention of money an interest rate in excess of the Ceiling Rate. If the term of any Indebtedness is shortened by reason of acceleration of maturity as the result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Bank at any time, including but not limited to, the Maturity Date is owed or receives (and/or has received) interest in excess of interest calculated at the Ceiling Rate, then in any such event all of such excess interest shall be cancelled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Bank, it shall be credited pro tonto against the then outstanding principal balance of the Debtor's Indebtedness to such Bank, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall promptly be refunded to its payor.

          Section 10.10.  WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION.
          (a) DEBTOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH DEBTOR AND AGENT OR BANKS MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (I) THE NOTES, (ii)
          THIS AGREEMENT, (iii)   THE COLLATERAL DOCUMENTS OR (iv)   THE

          COLLATERAL. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CIAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING C AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE DEBTOR, AND THE DEBTOR HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE DEBTOR REPRESENTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

               (b) THE DEBTOR HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE COURTS OF LOUISIANA AND THE FEDERAL COURTS IN LOUISIANA AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR BROUGHT TO ENFORCE THE PROVISIONS OF THE NOTES, THIS AGREEMENT AND/OR THE COLLATERAL DOCUMENTS MAY BE BROUGHT IN ANY COURT HAVING SUBJECT MATTER JURISDICTION.

               Section 10.10 Severabilitv. If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

              Section 10.11. Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective-officers thereunto duly authorized, as of the date first above written.

                                   DELCHAMPS, INC.

                                   By:  __________________________________

                                   Title:

                                       HIBERNIA NATIONAL BANK,
                                       INDIVIDUALLY AND AS AGENT

                                   By:  __________________________________

                                   Title:


                                       AMSOUTH BANK OF ALABAMA

                                   By:  __________________________________

                                   Title:


                                       FIRST ALABAMA BANK

                                   By:  __________________________________

                                   Title:

                     SCHEDULE 1  -  Applicable Margin and Commitment Fee on
                                    Unused Portion
                     SCHEDULE 2  -  Initial Pro Rata Share
                     SCHEDULE 3  -  Locations of Inventory
                     SCHEDULE 4  -  List of Property and Assets That Can Be Sold
                                    Without
                                    Notice or Consent
                     SCHEDULE 5  -  Permitted Payments and Distributions
                     EXHIBIT A-1 -  Form of Revolving Note
                     EXHIBIT A-2 -  Form of Competitive Bid Note
                     EXHIBIT B   -  Form of Competitive Bid Quote Request
                     EXHIBIT C   -  Form of Competitive Bid Quote
                     EXHIBIT D   -  Form of Request for Advance
                     EXHIBIT E   -  Form of Compliance Certificate
                     EXHIBIT F   -  Form of Assignment and Acceptance